As filed with the Securities and Exchange Commission on August 24, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

KeyCorp

(Exact name of registrant as specified in its charter)

Ohio	34-6542451
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

127 Public Square Cleveland, Ohio 44114-1306

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares each representing a 1/40th ownership interest in a share of Fixed Rate Reset Perpetual Non-Cumulative Preferred Stock, Series H	New York Stock Exchange, Inc.

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this Form relates:

333-239044

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Securities to Be Registered.

The description of the Depositary Shares being registered hereby, including the Fixed Rate Reset Perpetual Non-Cumulative Preferred Stock, Series H, which is represented by the Depositary Shares, is set forth in the Prospectus included in the Registration Statement on Form S-3 (No. 333-239044) of KeyCorp, an Ohio corporation, as filed with the Commission on June 9, 2020, and the final Prospectus Supplement, dated August 17, 2022, as filed with the Commission on August 19, 2022, pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended. The foregoing Prospectus and Prospectus Supplement are incorporated herein by reference.

Item 2. Exhibits.

4.1	Certificate of Amendment to the Third Amended and Restated Articles of Incorporation, as amended, of KeyCorp with respect to Fixed Rate Reset Perpetual Non-Cumulative Preferred Stock, Series H, filed August 22, 2022 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of KeyCorp filed August 24, 2022).

4.2	Deposit Agreement, dated as of August 24, 2022, between KeyCorp and Computershare Inc. and Computershare Trust Company, N.A., jointly as Depositary (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K of KeyCorp filed August 24, 2022).

4.3	Form of Depositary Receipt (included as part of Exhibit 4.2).

SIGNATURE

Pursuant to be requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KEYCORP

By:	/s/ Carrie A. Benedict
Name: Carrie A. Benedict
Title: Assistant Secretary

Date: August 24, 2022